EXHIBIT 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah, U.S.A. 84111-1033

Phone: (801) 297-6900 / Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES COMPANY REPORTS 2004 YEAR END RESULTS

SALT LAKE CITY, UTAH, March 31, 2005 — MK Resources Company (OTCBB:MKRR) today reported results of operations for the year ended December 31, 2004. The Company reported a net loss of $11,737,000 ($0.31 per share) for the year ended December 31, 2004 on revenues of $993,000 compared to net income of $201,000 ($0.01 per share) for the year ended December 31, 2003 on revenues of $1,441,000. The decrease in net income for 2004 was primarily due to the amortization of debt discount, the write-off of deferred offering costs related to an unsuccessful equity offering and an increase in general and administrative expenditures caused by project financing costs and executive bonus costs. In addition, net income for 2003 included non-recurring gains on the exchange of a partnership interest and sale of securities.

For more information on the Company’s results of operations for 2004, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the U.S. Securities and Exchange Commission yesterday.

MK Resources is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For more information, contact John Farmer at 801-297-6900, or visit MK Resources Company’s website at www.mkresources.com.

Selected Financial Data

(thousands of dollars, except per share data)

	Twelve Months Ended December 31,
	2004	2003
STATEMENT OF OPERATIONS
Total Revenue	$993	$1,441
Total Costs and Operating Expenses	658	1,148

Gross Profit	335	293

Exploration Costs	(398)	(523)
General and Administrative Expenses	(3,161)	(2,492)
Gain on Disposal of Assets	59	106

Loss from Operations	(3,165)	(2,616)
Litigation Settlement	—	36
Bankruptcy Recovery, net	994	315
Other income	5	—
Amortization of debt discount	(5,965)	—
Abandoned offering costs	(3,600)	—
Gain on sale of securities	—	498
Gain on Exchange of Partnership Interest, net	—	1,945
Investment Income and Dividends, net	26	50
Interest Expense	(34)	(23)

Income (Loss) Before Income Taxes	(11,739)	205
Income Tax Benefit (Provision)	2	(4)

Net Income (Loss)	$(11,737)	$201

Basic and Diluted Income (Loss) Per Share	$(0.31)	$0.01